EXHIBIT 99.1

COMPANY CONTACT:	Patricia J. Brown Cooper Tire & Rubber Company 419.424.4370	FOR IMMEDIATE RELEASE Nov. 15, 2007
THOMAS P. CAPO NAMED DIRECTOR OF COOPER TIRE & RUBBER COMPANY
FINDLAY, OHIO, NOV. 15, 2007 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) announced today that its Board of Directors has named Thomas P. Capo as a director of the Company, effective immediately.
     Mr. Capo serves as chairman of the board for Dollar Thrifty Automotive Group Inc. (NYSE: DTG), a $1.7 billion car rental company, and also serves as co-chairman of the board of Microheat Inc., a privately held tier-one supplier to the automotive industry. Mr. Capo is an advisor on business, financial and investment strategy to various companies and organizations. He previously served on the boards of JLG Industries Inc. (NYSE: OSK), a $2.3 billion access equipment producer, and Sonic Automotive Inc. (NYSE: SAH), an $8.0 billion automotive retailer.
     Mr. Capo served as senior vice president and treasurer of DaimlerChrysler Corporation from 1998-2000. Prior to 1998, he held the positions of vice president and treasurer of the Chrysler Corporation and vice president and controller of Chrysler Financial Corporation.
     He earned a bachelor’s degree in accounting and finance, a master’s degree in business administration and a master’s degree in economics, from the University of Detroit Mercy, Detroit, Mich.
     Roy V. Armes, Cooper Tire & Rubber Company president and CEO, said, “Tom Capo’s keen financial insights and business acumen, along with his range of corporate and board experience, will further deepen our strength on the Cooper Tire & Rubber Company board.”
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has 66 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.